Exhibit 1.2

S&W SEED COMPANY

Common Stock

(par value $0.001 per share)

Amendment No. 1

to

At Market Issuance Sales Agreement

September 27, 2021

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

Reference is made to the At Market Issuance Sales Agreement, dated September 23, 2020, including the Schedules and Exhibits thereto (the “Sales Agreement”), between S&W Seed Company, a Nevada corporation (the “Company”) and B. Riley Securities, Inc. (the “Agent” and, together with the Company, the “Parties”), pursuant to which the Company agreed that it may issue and sell to or through the Agent up to that number of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of $14,000,000, subject to the limitations set forth in Section 5(d) of the Sales Agreement.

The Company and the Agent wish to modify and amend the Sales Agreement as provided in this Amendment No. 1 to At Market Issuance Sales Agreement between the Company and the Agent (the “Amendment”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement.

The Company and the Agent hereby agree as follows:

1.    The first sentence of Section 1 of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to the Agent, as sales agent and/or principal, shares (the “Placement Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $17,100,000; provided however, that in no event shall the Company issue or sell through the Agent such number or dollar amount of Placement Shares that exceeds (a) the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (b) the number of shares or dollar amount of Common Stock set forth in the ATM Prospectus (as defined below), (c) the number of shares or dollar amount of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) the number of the Company’s authorized but unissued shares of Common Stock (the least of (a), (b), (c) or (d), the “Maximum Amount”).

2.    The second sentence of Section 6(k) of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“As of the close of trading on the Exchange on September 23, 2021, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was approximately $51.5 million (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on August 2, 2021 times (y) the number of Non-Affiliate Shares) on September 23, 2021.”

3.    Clause (v) of the first sentence of Section 9 of the Sales Agreement is hereby deleted in its entirety and replaced with the following.

“(v) the reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent up to $50,000 promptly following execution of this Agreement, and an additional $5,000 per quarter for expenses associated with ongoing due diligence so long as this Agreement remains in effect and excluding any period during which a Suspension is in place pursuant to Section 4 (provided that such additional fee shall be paid upon the resumption of sale upon the ending of any Suspension);”

4.    The first sentence of Section 7(m) of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“On or prior to the date of the first Placement Notice given hereunder, and thereafter on or prior to any date on which the Company amends the Registration Statement or supplements the ATM Prospectus for the purpose of increasing the number of shares or dollar amount of Common Stock set forth in the ATM Prospectus, the Company shall cause to be furnished to the Agent a written opinion and a negative assurance letter of Cooley LLP (“Company Counsel”) and a written opinion of Brownstein Hyatt Farber Schreck, LLP (“Company Nevada Counsel”), or other counsel reasonably satisfactory to the Agent, each in form and substance reasonably satisfactory to the Agent.”

5.    Schedule 1 is hereby amended by adding the words “as amended on September 27, 2021” immediately after “September 23, 2020” in such Schedule.

6.    The first sentence of the Form of Officer’s Certificate attached as Exhibit 7(l) is hereby amended by adding the words “as amended on September 27, 2021” immediately after “September 23, 2020” in such sentence.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose.

Very truly yours,

S&W SEED COMPANY

By:	/s/ Matthew K. Szot
Name: Matthew K. Szot
Title: Chief Financial Officer

ACCEPTED as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-head Investment Banking

[Signature Page to Amendment No. 1 to At Market Issuance Sales Agreement]